Exhibit 8.1

April 28, 2010

Boardwalk Pipeline Partners, LP

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel for Boardwalk Pipeline Partners, LP (the “Partnership”), a Delaware limited partnership, with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of

(1) common units representing limited partner interests in the Partnership;

(2) debt securities, which may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(3) guarantees of the Debt Securities by of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors.

We have also participated in the preparation of a Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its General Partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com